Exhibit 10.114

ASSIGNMENT AND BILL OF SALE

THE STATE OF TEXAS	§

COUNTY OF HOPKINS	§

THIS ASSIGNMENT AND BILL OF SALE (hereinafter sometimes referred to as the “Agreement”), is entered into this 1st day of June 2003, by and between Richard J. Lewis, trustee, The Lewis Family Mineral Trust of 1996, a trust whose mailing address is P.O. Box 1033, Stillwater, OK 74076 (hereinafter referred to as “Assignor”) and DelIa Back Oil Company whose mailing address is P.O. Box 578, Mt. Vernon, TX 75457 (hereinafter referred to as “Assignee”).

DOES WITNESS THAT:

In consideration of One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the performance by Assignee of the covenants, agreements, obligations and conditions hereinafter contained, to be kept and performed by Assignee, it is agreed between the parties as follows, to-wit:

1. Assignment. Assignor does hereby grant, assign, transfer and convey to Assignee, without warranty express or implied, all of Assignor’s right, title and interest in the real property listed in Exhibit “A” attached hereto and made a part hereof, insofar and only insofar as described therein (hereinafter referred to as the “Assigned Premises”), subject to all of the covenants and conditions hereof and any additional provisions contained in said Exhibit “A”. Assignor also conveys to Assignee all of Assignor’s right, title and interest in and to all contracts, agreements, permits, franchises, licenses, easements, servitudes, and rights-of-way pertaining to the Assigned Premises, excepting, reserving and retaining therefrom all other such rights unto Assignor with respect to real property not conveyed hereby.

2. Bill of Sale. Assignor does hereby grant, bargain, sell and convey unto Assignee all of Assignor’s right, title and interest in and to all oil wells, gas wells, salt water disposal wells, injection wells and other wells located on, and used in association with the Assigned Premises on the effective date hereof (hereinafter referred to as the “Wells”), and to the personal property or equipment associated therewith (hereinafter referred to as the “Personal Property”). Assignee, by its signature to this Assignment and Bill of Sale adopts, ratifies and confirms the operating agreement(s) to which the Assigned Premises may be subject in all respects, and from the Effective Time of this Assignment and Bill of Sale agrees to be substituted for Assignor as a party to said agreement(s) and agrees to assume all of Assignor’s liability and responsibility under said agreement(s).

3. Special Warranty and Representations by Assignor. FOR A PERIOD OF FORTY-FIVE (45) DAYS FOLLOWING THE RECORDATION OF THIS DOCUMENT, OR A COUNTERPART HEREOF, IN THE COUNTY WHERE A PROPERTY IS LOCATED, BUT NOT THEREAFTER, ASSIGNOR AGREES TO WARRANT AND FOREVER DEFEND TITLE TO SUCH PROPERTY UNTO ASSIGNEE, ITS SUCCESSORS AND ASSIGNS, AGAINST THE CLAIMS AND DEMANDS OF ALL PERSONS CLAIMING, OR TO CLAIM THE SAME, OR ANY PART THEREOF, BY, THROUGH OR UNDER ASSIGNOR, BUT NOT OTHERWISE. The express warranty of title set forth above is exclusive, and in lieu of all other representations and warranties, express, implied, statutory or otherwise; and Assignor expressly disclaims any and all such other representations and warranties. With respect to all times following the expiration of the forty-five (45) day period described above, the properties are conveyed without any warranty or representation whatsoever, whether express, implied, statutory or otherwise, relating to title to the properties. Except as expressly provided for herein, this Assignment and Bill of Sale, is made on an “AS IS, WHERE IS” basis and “WITH ALL FAULTS”, and WITHOUT WARRANTIES WHATSOEVER WITH RESPECT TO ANY INTEREST HEREIN CONVEYED, EITHER EXPRESSED OR IMPLIED, IT BEING EXPRESSLY AGREED BY ASSIGNOR AND ASSIGNEE THAT ASSIGNOR MAKES NO WARRANTIES OR REPRESENTATION WITH RESPECT TO ORIGIN, QUANTITY, QUALITY, CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, SAFETY OF EQUIPMENT, COMPLIANCE WITH GOVERNMENTAL REGULATIONS, TITLE TO PERSONAL PROPERTY, THE QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE ASSIGNED PREMISES, OR OF TITLE TO, OR CONDITION OF, THE ASSIGNED PREMISES AND RELATED FIXTURES AND IMPROVEMENTS. Assignee has been given the opportunity to inspect the Assigned Premises prior to the Effective Time including but not limited to the physical and environmental condition, both surface and subsurface, and conditions related to the presence, release, or disposal of hazardous substances, and shall accept the Assigned Premises in its “as is, where is” condition. Assignee may, as a part of its environmental assessment, test for the presence of Naturally Occurring Radioactive Materials (“NORM”) and Man Made Material Fibers (“MMMF”). After the Effective Time Assignee agrees to defend, indemnify and hold Assignor harmless from any and all claims arising from the presence of NORM and MMMF. Without limitation of the foregoing, Assignor makes no warranty or representation, express, implied, statutory or otherwise, as to the accuracy or completeness of any data, reports, records, projections, information or materials now, heretofore or hereafter furnished or made available to Assignee in connection with this conveyance including, without limitation, relative to pricing assumptions, or quality or quantity of hydrocarbon reserves (if any) attributable to the subject properties or the ability or potential of the subject properties to produce hydrocarbons or the environmental condition of the subject properties or any other matters contained in the proprietary data or any other materials furnished or made available to Assignee by Assignor or by Assignor’s agents or representatives. Any and all such data, records, reports, projections, information and other materials (written or oral) furnished by Assignor or otherwise made available or disclosed to Assignee are provided as a convenience and shall not create or give rise to any liability of or against Assignor and any reliance on or use of the same shall be at Assignee’s sole risk to the maximum extent permitted by law. ASSIGNEE EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.55a, WHICH IS NOT WAIVED), VERNON’S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (THE “DECEPTIVE TRADE PRACTICES ACT”).

4. Reservations. All oil in tanks attributable to the Assigned Premises on the Effective Time hereof is not to be part of this Agreement, but shall remain the property of Assignor and shall be delivered to the pipeline company for the account of Assignor. All gas produced and the proceeds of gas produced from the Assigned Premises prior to the Effective Time hereof shall likewise not be part of this Agreement but shall remain the property of Assignor. With the exception of natural gas imbalances, Assignor also reserves and retains all claims and causes of action Assignor may have, as of the Effective Time, against the purchaser or purchasers of production from the Assigned Premises. This Agreement further does not include any equipment or lines of the purchaser or purchasers of production from the Assigned Premises and does not include any tools, pulling machines, trucks or other equipment that may be located temporarily on the Assigned Premises, and Assignor shall have the right at any time to remove the same from the Assigned Premises.

5. Transfers. Assignor, upon receipt from Assignee of letters-in-lieu or transfer orders that are acceptable to Assignor, will execute and deliver said letters-in-lieu or transfer orders directing purchasers of production to make payment to Assignee on production from the Assigned Premises on and after the Effective Time. Assignor shall make its files and records pertaining to the Assigned Premises available to Assignee for inspection. At Assignor’s option, either before or after the Effective Time, Assignor may copy such files and records. Information in Assignor’s files and records pertaining to Assignor’s and/or its affiliates’ proprietary technology and any evaluations based upon such technology shall not be made available to Assignee for inspection and shall not be considered as forming part of this Agreement.

6. Taxes, Payables and Receivables. All credits and payment obligations associated with the Assigned Premises including but not limited to royalties, lease and other types of contractual payments (including prepayments), ad valorem, property, severance, and other types of taxes, which have been paid by Assignor, or which have accrued prior to the Effective Time, shall be prorated between Assignor and Assignee as of the Effective Time hereof. Assignor shall be responsible for all oil and gas production taxes, and any other similar taxes applicable to oil and gas production occurring prior to the Effective Time, and Assignee shall be responsible for all such taxes applicable to oil and gas production occurring on and after the Effective Time. Assignee shall be responsible for all sales, use and similar taxes arising out of the sale of the Assigned Premises. Assignee shall pay all state and local sales or use taxes applicable to the Assigned Premises, Wells and Personal Property and shall remit such amount to the appropriate taxing authority in accordance with applicable law. Assignee shall hold harmless and shall indemnify Assignor for any sales or use taxes assessed against Assignor by any taxing authority in respect to the sale of the Assigned Premises, Wells and Personal Property, including the amounts of any penalties, interest and attorneys’ fees. Any legal expenses incurred by Assignor to reduce or avoid any of the aforementioned taxes, shall be paid or reimbursed by Assignee.

After the Effective Time, Assignor will pay only that portion of invoices received pertaining to the Assigned Premises that are applicable to work performed or material received in the period prior to the Effective Time; other charges and invoices will be returned to the vendor for rebilling to Assignee. Similarly, after the Effective Time, Assignee will pay only that portion of invoices received pertaining to the Assigned Premises that are applicable to work performed or material received in the period subsequent to the Effective Time; other charges and invoices will be returned to the vendor for rebilling to Assignor.

Assignor shall retain all rights and obligations regarding outstanding accounts receivable pertaining to the Assigned Premises for periods prior to the Effective Time. In the event Assignor is unsuccessful in collecting all or any portion of said receivables, Assignor shall so advise Assignee and Assignee shall cooperate with Assignor in attempting to collect the receivables to whatever extent is legally possible.

7. Natural Gas Imbalances. Prorationing of accounts, as described in the preceding Article hereof, is not applicable to an imbalance in Assignor’s gas production account, whether or not a gas balancing agreement is in effect. Regardless of whether Assignor is overproduced or underproduced as to its share of total gas production, any balancing obligation or credit arising from such over or underproduction shall transfer to Assignee on the Effective Time of this

Assignment and Bill of Sale and, Assignor shall have no further liability or benefit therefrom (whichever the case may be) and as of said Effective Time, Assignee assumes any such liability or benefit. If Assignor is a party to a gas balancing agreement(s) covering all or a portion of the Assigned Premises, Assignee shall assume all rights and duties of Assignor pursuant thereto. If all or a portion of the Assigned Premises are not covered by a gas balancing agreement, Assignee shall fulfill its obligations under this provision in accordance with the applicable state law. Assignee agrees to indemnify, defend and hold Assignor harmless against any and all losses, claims, suits and liabilities arising directly or indirectly out of Assignee’s failure to fulfill its obligation under this provision.

8. Indemnity of Assignor.

(a) Assignee agrees to assume any responsibility which Assignor may have under applicable governmental laws, rules and regulations concerning plugging and abandonment of the Wells. In any instance where Assignee hereunder becomes responsible or liable for plugging and abandonment under this paragraph, Assignee agrees to release, protect, indemnify and hold Assignor harmless from any and all liabilities arising from Assignee’s failure to plug and abandon such Wells. Any future assignment by Assignee of any interest acquired hereunder shall reference and describe Assignee’s obligations to Assignor set forth herein.

(b) Assignee agrees to protect, indemnify and hold Assignor harmless from and against any and all liability, loss, damage, injury, claims, demands and causes of action therefor asserted or filed on or after the Effective Time hereof in any way arising from operations or activities related to the Assigned Premises, Wells and Personal Property and the contracts and agreements appertaining thereto including but not limited to acts or omissions of Assignor, based upon any theory of negligence, willful misconduct, liability without fault or other.

(c) Assignee shall observe and comply with all covenants, terms, and provisions, express or implied, contained in the agreements, leases, easements and all other contracts appertaining to Assignor’s interest in the Assigned Premises, Wells and Personal Property subject to this Assignment and Bill of Sale; and this Assignment and Bill of Sale is made expressly subject to all such agreements, leases, easements and other contracts, whether or not the same are herein specifically identified.

9. Broker’s Fees. Assignor and Assignee warrant that neither has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Agreement for which the other shall have responsibility. All fees, costs, and expenses incurred by Assignor or Assignee relating to this Agreement shall be paid by the party incurring same. All recording and transfer fees shall be paid by Assignee.

10. Commissions or Fees. Assignor and Assignee, each for itself and for its directors, partners, employees and agents, warrants, covenants and represents to the other that, except as otherwise expressly provided in this Assignment and Bill of Sale, neither it nor any of its directors, partners, employees or agents has given to or received from the other party, for any such party’s directors, partners, employees or agents any commission, fee, rebate, gift or other thing or service in connection with this Assignment and Bill of Sale, and Assignee and Assignor each agree that its books and records shall be subject to reasonable audit by the other as may be required to substantiate compliance with this provision.

11. Effective Time. This Agreement shall be effective at midnight, Central Standard Time on June, 1, 2002.

12. Successors and Assigns. The terms hereof shall inure to and be binding upon the respective heirs, successors and assigns of Assignor and Assignee.

This Agreement constitutes the entire understanding between Assignor and Assignee with regard to the subject matter hereof, superseding all prior statements, representations, discussions, agreements and understandings.

EXECUTED the day and year first above written, but effective as of the time shown in Paragraph 11 hereof.

ASSIGNOR: The Lewis Family Mineral Trust of 1996

ATTEST:	/s/ Richard J. Lewis

	By:	Richard J. Lewis, trustee
The Lewis Family Mineral Trust of 1996 Agent and Attorney-In-Fact